Exhibit 4.29

AMENDMENT NO. 3 TO SERVICING AGREEMENT

THIS AMENDMENT NO. 3 TO SERVICING AGREEMENT, dated as of February 1, 2017 (this “Amendment”), amends the Servicing Agreement dated as of October 2, 2007 (as amended and supplemented from time to time, the “Servicing Agreement”), by and among, BBAM AIRCRAFT MANAGEMENT LP (formerly known as Babcock & Brown Aircraft Management LLC), a Delaware limited partnership (“BBAM”), BBAM AIRCRAFT MANAGEMENT (EUROPE) LIMITED (formerly known as Babcock & Brown Aircraft Management (Europe) Limited), a company incorporated under the laws of Ireland (“BBAM (Ireland)” and together with BBAM, the “Servicer”), BABCOCK & BROWN AIR FUNDING I LIMITED, a limited liability company incorporated under the laws of Bermuda (the “Company”), and AMBAC ASSURANCE CORPORATION, a Wisconsin stock insurance company (the “Policy Provider”). Unless otherwise defined in or amended by the terms of this Amendment, capitalized terms used in this Amendment shall have the meanings assigned in the Servicing Agreement.

W I T N E S S E T H:

WHEREAS, the parties hereto have previously entered into the Servicing Agreement; and

WHEREAS, the parties hereto have agreed to amend certain provisions of the Servicing Agreement on the terms set forth herein.

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.   Amendment to Servicing Agreement.

1.01   Section 9.01(a) to the Servicing Agreement shall be replaced in its entirety with the following:

“(a) In consideration of the Servicer's performance of the Services, the Company agrees to pay to the Servicer servicing fees consisting of (i) the rent fee set forth in Section 9.03 (“Rent Fee”), and (ii) the sales fee set forth in Section 9.04 (“Sales Fee”).

1.02   Section 9.02 to the Servicing Agreement shall be replaced in its entirety with “Reserved.”

1.03   Section 9.03 to the Servicing Agreement shall be replaced in its entirety with the following:

“(a) A Rent Fee shall be payable by the Company to the Servicer in arrears for each period commencing on the Closing Date (or, thereafter, the most recent Calculation Date) and ending on the next succeeding Calculation Date during the term of this Agreement (each such period, a “Fee Period”), such payment to be made no later than the Payment Date immediately following the end of each such Fee Period.

The “Rent Fee” in respect of any Fee Period shall equal the sum of (x) three and one-half percent (3.50%) of the aggregate amount of the Rents actually paid by each Lessee and, if any Lessee fails to pay any Rent when due, amounts applied towards such payment (including the application of any security deposit to the payment of Rent) during such Fee Period or portion of such Fee Period in which the relevant Aircraft constitutes an Aircraft Asset, plus (y) $1,000 per Aircraft which constitutes an Aircraft Asset during such Fee Period.

(b) Not less than four Business Days prior to each Payment Date immediately following the end of each Fee Period, the Servicer shall deliver a written notice to the Company specifying the amount of the Rent Fee payable in respect of such Fee Period.”

1.04   Appendix A (Construction and Usage; Definitions) to the Servicing Agreement shall be amended by replacing the definition of “Fee Period” in its entirety with the following:

“Fee Period” has the meaning assigned to such term in Section 9.03(a) of the Servicing Agreement.

1.05   Appendix A (Construction and Usage; Definitions) to the Servicing Agreement shall be amended by deleting the definition of “Monthly Base Fee” in its entirety.

1.06   Appendix A (Construction and Usage; Definitions) to the Servicing Agreement shall be amended by deleting the definition of “Rent Collected Fee” in its entirety.

1.07   Appendix A (Construction and Usage; Definitions) to the Servicing Agreement shall be amended by deleting the definition of “Rent Payable Fee” in its entirety.

1.08   Appendix A (Construction and Usage; Definitions) to the Servicing Agreement shall be amended by replacing the definition of “Servicing Fees” in its entirety with the following:

“Servicing Fees” means the Sales Fee, the Rent Fee and any other fees payable to the Servicer under the Servicing Agreement.

Section 2.   Agreement as to Effective Date. The parties hereto agree that the amendments contained herein shall be deemed in effect from and after January 1, 2017.

Section 3.   Miscellaneous.

3.01   Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

3.02   Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Amendment.

3.03   Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart. The terms and conditions of this Amendment shall be, and be deemed to be, part of the terms and conditions of the Servicing Agreement for any and all purposes.

3.04   Governing Law. This Amendment shall be deemed a contract under the State of New York and for all purposes shall be governed by and construed in accordance with the laws of the State of New York.

[Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

BABCOCK & BROWN AIR FUNDING I LIMITED, as the Company

By:
Name:
Title:

BAM AIRCRAFT MANAGEMENT LP, as the Servicer

By:
Name:
Title:

BBAM AIRCRAFT MANAGEMENT (EUROPE) LIMITED, as the Servicer

By:
Name:
Title:

AMBAC ASSURANCE CORPORATION, as the Policy Provide

By:
Name:
Title:

[Signature Page – Amendment No. 3 to Servicing Agreement]